Exhibit 24.1

POWER OF ATTORNEY

For Executing Forms 3, 4, and 5

The undersigned hereby constitutes and appoints Gary C. Hanna and Edward Kovalik the undersigned’s true and lawful attorneys-in-fact to:

(1) execute for and on behalf of the undersigned Forms 3, 4, and 5 (including amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder;

(2) do and perform any and all acts for and on behalf of the undersigned that may be necessary or desirable to complete and execute any such Form 3, 4, or 5, complete and execute any amendments thereto, file such Form with the U.S. Securities and Exchange Commission and any stock exchange or similar authority, and provide a copy as required by law or advisable to such persons as the attorneys-in-fact deem appropriate; and

(3) take any other action of any type whatsoever in connection with the foregoing that, in the opinion of the attorneys-in-fact, may be of benefit to, in the best interest of, or legally required of the undersigned, it being understood that the documents executed by the attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms as the attorneys-in-fact may approve in the attorneys-in-fact’s discretion.

The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that the attorneys-in-fact, or the attorneys-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, and their substitutes, in serving in such capacity at the request of the undersigned, are not assuming, nor is Prairie Operating Co., formerly known as Creek Road Miners, Inc., nor any of its affiliates assuming any of the undersigned’s responsibilities to comply with Section 16 of the Exchange Act.

The undersigned agrees that such attorneys-in-fact may rely entirely on information furnished orally or in writing by or at the direction of the undersigned to the attorneys-in-fact. The undersigned also agrees to indemnify and hold harmless Prairie Operating Co., formerly known as Creek Road Miners, Inc., and each of its affiliates and such attorneys-in-fact against any losses, claims, damages, or liabilities (or actions in these respects) that arise out of or are based upon any untrue statements or omissions of necessary facts in the information provided by or at the direction of the undersigned, or upon the lack of timeliness in the delivery of information by or at the direction of the undersigned, to the attorneys-in-fact for purposes of executing, acknowledging, delivering, or filing any Form 3, 4, or 5 (including any amendment thereto) and agrees to reimburse Prairie Operating Co., formerly known as Creek Road Miners, Inc., and each of its affiliates and the attorneys-in-fact on demand for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability, or action.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by Prairie Operating Co., formerly known as Creek Road Miners, Inc., unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

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IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of the date written below

By:	/s/ Erik Thoresen
Signature

Erik Thoresen
Name

05/17/2023
Date

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